Exhibit 5.1

June 4, 2021

Aytu BioPharma, Inc.

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aytu BioPharma, Inc., a Delaware corporation (the “Corporation”), in connection with the filing by the Corporation with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated June 4, 2021 (the “Prospectus Supplement”), to the prospectus dated June 17, 2020 (together with the Prospectus Supplement, the “Prospectus”) included in the Registration Statement on Form S-3 SEC File No. 333- 333-239010 (the “Registration Statement”) filed by the Corporation with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Corporation of up to $30,000,000 of shares of common stock, par value $0.0001 per share, of the Corporation (the “Placement Shares”). The Placement Shares will be sold pursuant to the Controlled Equity OfferingSM Sales Agreement, dated June 4, 2021, by and between the Corporation and Cantor Fitzgerald & Co. (the “Sales Agreement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Based on the foregoing, we are of the opinion that the Placement Shares, when issued and delivered against payment of the consideration therefor specified in the Sales Agreement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Corporation with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

AE/TK	/s/ Dorsey & Whitney LLP